Exhibit 99.2
Health reform set the goal of reducing overall costs by improving quality and efficiency. Achieving this goal means effectively addressing an evolving set of requirements and expectations from our customers and their members related to coverage, care and cost. The Express Scripts-Medco combination is a strong, market-based signal that businesses are appropriately adapting to the changes occurring in the delivery of coverage and care.
•	Health reform establishes state-based exchanges that will empower consumers with new levels of information, access and choice. The Express Scripts-Medco combination will provide innovative tools and solutions that will enable health plans in the exchanges and other payors to offer consumers a broader range of higher-quality, more affordable coverage options.

•	The MLR provisions in health reform require health plans to rethink the methods by which they contract with vendors to provide services to beneficiaries. The Express Scripts-Medco combination will help ensure health plans can meet these loss ratio goals without compromising quality care by:
•	Driving greater efficiencies across the supply chain

•	Encouraging the use of the highest value medicines and channels

•	Providing innovative tools that promote patient adherence; and

•	Reducing overhead costs associated with prescription drug benefits
•	As the health care system increasingly focuses on compensating providers based on quality of care, the Express Scripts-Medco combination will improve patient outcomes by:
•	Complementing and enhancing physicians’ skills using evidence-based services to deliver tailored treatments to patients with the highest levels of efficacy, value and speed; and

•	Providing advanced clinical management that more effectively close gaps in care, increase patient adherence and reduce medication errors.
•	The Express-Scripts-Medco combination will advance efforts of the Administration and Congress to curb spending and eliminate fraud, waste, and abuse in the health care system by:
•	Driving down costs through lower drug acquisition costs, greater use of generics and improved formulary compliance; and

•	Using the companies’ combined data assets to accelerate detection of patterns that indicate the potential for fraud or abuse.

Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.